Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated April 2, 2026 with respect to the consolidated financial statements of MMTEC, INC. as of and for the year ended December 31, 2025, which appears in its Annual Report on Form 20-F for the year ended December 31, 2025, in this Registration Statement on Form F-3 (Registration No. 333-288881) and the related Prospectus of MMTEC, INC. filed with the Securities and Exchange Commission.

/s/ HTL International, LLC

Houston, TX

April 2, 2026